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[USAA LOGO APPEARS HERE]


February 26, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: RULE 24F-2 NOTICE FOR THE SEPARATE ACCOUNT OF USAA LIFE INSURANCE COMPANY 1933 ACT FILE NO. 33-82268

Commissioners:

As legal counsel to USAA Life Insurance Company (the "Company") and the Separate Account of the USAA Life Insurance Company (the "Separate Account"), I have been requested to render this opinion in connection with the filing by the Separate Account of a Rule 24f-2 Notice (the "Notice") with respect to its fiscal year ended December 31, 1997.

Reference is made to paragraph 9 of the Notice wherein the Separate Account reports the number of units (the "Units") representing interests in the Separate Account sold during the fiscal year ended December 31, 1997, in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

I have examined the Company's Articles of Incorporation dated June 24, 1963, as amended; the Company's by-laws, as amended; the resolution adopted by the Company's directors establishing the Separate Account; the Notice; and such other documents as I deemed necessary for purposes of rendering this opinion.

Based upon the foregoing, and assuming that all of the Units were sold, issued, and paid for in accordance with the terms of the Separate Account's Prospectus and Statement of Additional Information contained in the Separate Account's Registration Statement on Form N-4 in effect at the time of sale, in my opinion, the Units were legally issued and are fully paid and non-assessible.

Sincerely,

/s/ DWAIN A. AKINS
------------------------
DWAIN A. AKINS
Assistant Vice President
& Managing Attorney


9800 Fredericksburg Road      San Antonio, Texas  78288           1-800-531-8000
                            in San Antonio 498-8000